EXHIBIT 10.18

AMENDMENT 2020-01 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2020-1 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into between Steven M. Hatten (“Mr. Hatten”) and Ur-Energy USA Inc. (“Corporation”) to be effective December 10, 2020.

WHEREAS, Mr. Hatten and the Corporation entered into that certain Employment Agreement effective May 17, 2011, as subsequently amended (“Agreement”) whereby Mr. Hatten agreed to be employed by and the Corporation agreed to employ Mr. Hatten as a Vice President (and as Vice President Operations of Ur-Energy Inc.) in accordance with the Agreement;

WHEREAS, the Corporation wishes to further amend and restate certain sections of Article 3 of the Agreement, to which Mr. Hatten agrees, and which necessitates this further amendment to the Agreement.

WHEREAS Ur-Energy Inc. acknowledges its rights and obligations under the Agreement and this Amendment;

NOW, THEREFORE, for mutual consideration as set forth, the parties agree as follows:

1. The parties agree that the provisions of Article 3 of the Agreement are amended and restated in their entirety and shall read as follows:

(1) It is understood and agreed that any termination of this Agreement shall result in the termination of Mr. Hatten’s service as Vice President Operations of Ur‑Energy and as an officer of any Ur-Energy’s Affiliates, unless the parties shall agree otherwise at the time of termination by further written agreement.

(2) Mr. Hatten may terminate this Agreement without cause by giving Ur-Energy 90 days’ prior notice in writing pursuant to the provisions of Section 4.01, below. Such notice is excused in the event of death or if disability occurs and makes such notice impracticable.

(3) Ur-Energy, through the Corporation, may terminate this Agreement at any time for just cause without prior notice or pay in lieu of notice. For the purposes of this Section, “just cause” shall include but is not limited to:

(a)	theft, fraud or dishonesty by Mr. Hatten involving the property, business or affairs of Ur-Energy or its Affiliates, or in carrying out his duties under this Agreement; or

(b)

any material breach or non-observance of any material term of this Agreement. In the case of material breach or non-observance of a material term of this Agreement, Ur-Energy shall give Notice to Mr. Hatten (as provided in Section 4.01) of the material breach or non-observance of this Agreement and Mr. Hatten shall have thirty (30) days (or such other reasonable period as shall be determined by the notifying party) to cure the breach or non-observance of a material term of this Agreement.

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(4) Ur-Energy, through the Corporation, may terminate this Agreement and Mr. Hatten’s employment for any other reason which does not violate this Agreement or applicable law. Upon such termination, Ur-Energy will provide Mr. Hatten with a lump sum payment equivalent to twenty-four (24) months of his base salary in effect on such termination to be paid on the sixtieth (60th) day after Mr. Hatten’s “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (except as otherwise provided in Section 4.15(2) below), provided Mr. Hatten has signed and not revoked a release in the form determined by, and in favor of, Ur-Energy and its Affiliates or their successors.

(5) In the event of a Change of Control of Ur-Energy (as defined below) Mr. Hatten may terminate this Agreement and his employment within twelve (12) months after such Change of Control for any reason. Upon such termination, Ur-Energy will provide Mr. Hatten with a lump sum payment equivalent to twenty-four (24) months of his base salary in effect on such termination to be paid on the sixtieth (60th) day after Mr. Hatten’s “separation from service” as defined for purposes of Section 409A of the Code (except as otherwise provided in Section 4.15(2) below), provided Mr. Hatten has signed and not revoked a release in the form determined by, and in favor of, Ur‑Energy and its Affiliates or their successors.

“Change of Control” shall have occurred on the happening of any of the following events:

(a)	50% or more of the voting shares of Ur-Energy become owned beneficially by a person or group of persons acting jointly or in concert; or

(b)

the individuals who are members of the Board of Directors of Ur-Energy (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board of Directors of Ur-Energy; provided, however, that if the election, or nomination for election, of any new Directors was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; or

(c)

beneficial ownership of assets of Ur-Energy representing 40% or more of the net book value of the assets of Ur-Energy determined on the basis of the then most recently published audited financial statements of Ur-Energy, shall be sold, transferred, liquidated or otherwise disposed of or distributed by Ur-Energy over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement; or

(d)

the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any event or transaction or series of events or transactions referred to in subsections (a), (b) or (c) above; or

(e)

a determination by the Board of Directors of Ur-Energy that there has been a change, whether by way of a change in the holding of voting shares of Ur-Energy in the ownership of Ur-Energy’s assets or by any other means, as a result of which any person, or any group of persons acting jointly or in concert is in a position to exercise effective control of Ur-Energy.

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(6) Upon the termination of Mr. Hatten’s employment pursuant to Section 3.01(4) above or upon a Change of Control of Ur-Energy (as defined above), the Corporation shall establish a trust, substantially in the form attached hereto as Exhibit A or in such other form as the parties may mutually agree (the “Trust”). At such time, the Corporation will contribute to the Trust an amount equal to twenty-hour (24) months of Mr. Hatten’s then current base salary. If Mr. Hatten is terminated in accordance with Section 3.01(4) or if Mr. Hatten terminates employment in accordance with Section 3.01(5) after a Change of Control, any severance amounts payable to Mr. Hatten pursuant to Sections 3.01(4) or 3.01(5), as applicable, will be paid first out of the Trust. The parties intend that the Trust shall be structured so that Mr. Hatten will not be considered to be in constructive receipt of income or incur an economic benefit solely on account of adoption or maintenance of the Trust. The assets of the Trust shall at all times be subject to the claims of the Corporation’s general creditors until distributed to Mr. Hatten.

(7) The parties agree that if this Agreement is terminated by Ur-Energy, through the Corporation, without cause, the payment to Mr. Hatten in accordance with the preceding Section 3.01 shall be inclusive of any statutory amounts required by law upon termination of employment.

2. The parties agree that all remaining terms and conditions of the Agreement shall remain unchanged and in full force and effect. All capitalized terms used but not otherwise defined herein have the defined meanings given to them in the Agreement.

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IN WITNESS WHEREOF the parties have duly executed this Amendment 2020-1 to Employment Agreement as indicated below.

/s/ Steven M. Hatten
Steven M. Hatten

UR-ENERGY USA INC.

By:	/s/ Roger L. Smith
Roger L. Smith, President

The rights and obligations of this Agreement are acknowledged and agreed by Ur-Energy Inc. and Ur-Energy Inc. agrees to be bound as such rights and obligations apply to Ur-Energy Inc.

UR-ENERGY INC.

By:	/s/ Roger L. Smith
Roger L. Smith, Chief Financial Officer

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